Exhibit 3.1

COMPANIES ACTS, 1963 TO 2006

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

MERRION PHARMACEUTICALS PLC

(as adopted by special resolution dated [    ] 2007)

1.	The name of the Company is MERRION PHARMACEUTICALS PUBLIC LIMITED COMPANY.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

(1)	To carry on the business of an investment company and/or of a holding company and for such purpose to subscribe for, take, purchase, exchange or otherwise acquire and hold, either in the name of the Company or in the name of any nominee or agent, any shares, stocks, bonds, debentures or debenture stock (whether perpetual or not), loan stock, notes, obligations or other securities or assets of any kind, whether corporeal or incorporeal, (in this Clause referred to as “Securities”) issued or guaranteed by any company (including, without limiting the generality of the foregoing, the acquisition of the entire issued share capital of Merrion Pharmaceuticals Limited (Company Number: 416298)) and similarly to acquire and hold as aforesaid any Securities issued or guaranteed by any government, state, ruler, commissioners, or other public body or authority (and whether sovereign, dependent, national, regional, local or municipal), and to acquire any Securities by original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise and whether or not fully paid up, and to subscribe for the same subject to such terms and conditions (if any) as may be thought fit and to exercise and enforce all rights and powers conferred by or incident to the ownership of any Securities including, without limitation, all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof.

(2)	To carry on all or any of the businesses aforesaid either as a separate business or as a principle business of the Company, and to carry on any other business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on in connection with the above objects or any of them, or calculated directly or indirectly to enhance the value of or render more profitable any of the property or rights of the Company.

(3)	To purchase, sell, exchange, improve, mortgage, charge, rent, let or lease, hire,

surrender, licence, accept surrender of, and otherwise acquire and/or deal with any freehold, leasehold or other property, chattels and effects, whether real or personal or immovable or movable or any interest therein.

(4)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on, or possessed of property suitable for the purposes of the Company, and to pay for same either in debentures or shares of the Company or otherwise as may be determined.

(5)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

(6)	To amalgamate with or enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint adventure, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company, and to take or otherwise acquire and hold shares, shares or securities of any such company and subscribe the Memorandum and Articles of Association of any such company.

(7)	To take or otherwise acquire and hold shares in any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

(8)	To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit the Company or Directors or ex-Directors or employees or ex-employees of the Company or the dependants or connections of such persons, and to grant pensions and allowances and to make payments towards insurance, and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition or for any public, general or useful object.

(9)	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company, or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(10)	To build, construct, maintain and alter any buildings or works necessary or convenient for the purposes of the Company.

(11)	To borrow or raise or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture shares, perpetual or otherwise, or by mortgage or charge, charged upon all or any of the Company’s property (both present and future), including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake, and to purchase, redeem or pay off any such securities.

(12)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(13)	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the payment and repayment of the capital and principal of, and dividends, interest or premiums payable on, any shares, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

(14)	To enter into any guarantee, contract of indemnity or suretyship whether by personal covenant or by mortgage or charge on all or any part of the undertaking, property or assets of the Company (including its uncalled capital) and in particular (without prejudice to the generality of the foregoing) to guarantee with or without consideration the payment of any principal moneys, premiums, interest and other moneys secured by or payable under any obligations or securities, including those of any company which is in relation to the Company a holding company or a subsidiary or a subsidiary of any such holding company.

(15)	To guarantee or support the performance of any contract or obligation of (including, without limitation, the payment or repayment of any amounts of principal or interest or any other debts) of any person, firm or company (including, without prejudice to the generality of the foregoing, any company which is the Company’s holding company as defined by Section 155 of the Companies Act, 1963 or a subsidiary (as defined in the said Section) of the Company’s holding company or otherwise associated with the Company in business) and to give indemnities of all kinds and to secure any such guarantee or indemnity in any manner and in particular by the creation of charges or mortgages (whether legal or equitable) or floating charges or the issue of debentures over all or any of the property, undertaking or assets of the Company both present and future including its goodwill and uncalled capital notwithstanding that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into such guarantee or other arrangement or transaction contemplated herein.

(16)	To adopt such means of making known the products of the Company as may seem expedient, and in particular by advertising in the press, by circulars, by purchase or exhibition of works of art or interest, by publication of books and periodicals, and by granting prizes, rewards and donations.

(17)	To sell, let, licence, develop or otherwise deal with the undertaking, or all or any part of the property or assets of the Company, upon such terms as the Company may approve, with power to accept shares, debentures or securities of, or interest in, any other company.

(18)	To remunerate any person, firm or company rendering services to the Company, whether by cash payment or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(19)	To pay all or any expenses, preliminary or incidental, to the formation, promotion, in Company and establishment of the Company.

(20)	To issue any shares, shares or securities which the Company has power to issue by way of security and indemnity to any person whom the Company has agreed or is bound to indemnify.

(21)	To enter into any arrangements with any governments or authorities, supreme, municipal, local or otherwise, or any person or company that may seem conducive to the objects of the Company, or any of them, and to obtain from any such government, authority, person or company any rights, privileges, charters, contracts, licences and concessions which the Company may think it desirable to obtain and to carry out, exercise, and comply therewith.

(22)	To obtain any legislative, municipal or other Acts or authorizations for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(23)	To distribute among the members in specie, any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made, except with the sanction (if any) for the time being required by law.

(24)	To do all or any of the above things in any part of the world, as principals, agents, trustees, brokers or otherwise and either alone or in conjunction with others, as through or by means of local managers, agents, brokers, sub-contractors, trustees or otherwise.

(25)	To do all such other things as the Company may think incidental or conductive to the attainment of the above objects or any of them.

It is hereby declared that the word company in this clause except where used in reference to this Company shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the Republic of Ireland, or elsewhere and the intention is that the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be in nowise limited or restricted by reference to or inference from, the terms of any other paragraph.

4.	The liability of the members is limited.

5.	The capital of the Company is €1,100,000 divided into 100,000,000 Ordinary Shares and 10,000,000 Convertible Preference Shares.

WE, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber
Cillian Bergin 14 Griffith Hall Glandore Road Drumcondra, Dublin 9	ONE

Eoghan Doyle 18 The Lapwing Thomwood Booterstown Avenue Co. Dublin	ONE

Peter Feeney 72 Harolds Cross Cottages Dublin 6	ONE

Anglea Ruttledge 3 Mount Prospect Avenue Clontarf Dublin 3	ONE

Mary Fitzgerald 202 The Park Clon Brugh Aikens Village Sandyford Dublin 18	ONE

Fiona O’Neill 10 Hardiman Road Drumcondra Dublin 9	ONE

Colleen Fitzpatrick 99 Rathmines Town Centre Lwr Rathmines Road Rathmines Dublin 6	ONE

Total Shares taken:	SEVEN

Dated the      day of                      2007

Witness to the above Signatures: